FIRST COLONY CORPORATION
Corporate Communications
700 Main Street
P. O. Box 1280
Lynchburg, Virginia 24505


                                             FOR IMMEDIATE RELEASE

FIRST COLONY REPORTS RECORD 1ST QUARTER RESULTS

     LYNCHBURG, VA., May 7, 1996 - First Colony Corporation
(NYSE:FCL) reported record operating earnings and record life insurance sales for the first quarter ended March 31, 1996.
     After-tax operating income was a record $0.64 per share or $32.4 million, up 25% from 1995's first quarter of $0.51 per share or $25.7 million. After-tax results for the quarter benefited from the growth of life and annuity business in force and relatively better life insurance and annuity mortality.
     Pre-tax operating income was $50.2 million for the quarter, up 27% from $39.6 million a year ago.
     Net income, including $6.5 million of realized investment gains and related amortization, was $38.9 million, or $0.77 per share for the quarter, up from $32.9 million, or $0.65 per share from a year ago. Realized investment gains in the first quarter of 1995 were $7.2 million.
     Annual premium life sales reached an all-time high of $35.8 million for the quarter up 6% over a year ago. By face amount, life insurance sales were $12.1 billion for the quarter, up 13%.
     Single premium immediate annuity (SPIAs) sales of $143.8 million for the quarter, were up 6%. This increase reflects growth in the settlement annuity market.
     Sales of accumulation products, which include single premium deferred annuities and single premium life, were $12.0 million for the quarter, down 82% from a year ago reflecting market conditions which were not as attractive for sales at acceptable profit and risk levels.
     Total revenues for the quarter of $411.7 million were up 9% from $376.6 million a year ago. The increase is due principally to higher premium revenues and investment income.


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      At March 31, 1996, total assets, excluding the effect of
FASB 115, increased to $10.6 billion, up 2% from $10.4 billion at year-end 1995 and up 11% from March 31, 1995. This increase is due principally to asset growth from new sales. Including the effect of FASB 115, assets of $10.7 billion, were level with year-end 1995, reflecting the effect of the mark-to-market requirements of FASB 115 in the rising interest rate environment of the first quarter.
     Shareholders' equity, excluding the effect of FASB 115, was $1.3 billion, or $24.71 per share, up 2% from $24.22 at year-end 1995 and up 11% from March 31, 1995. Including the effect of FASB 115, shareholders' equity was $1.4 billion, or $25.81 per share, down 9% from $28.44 per share at year-end 1995.
     Life insurance in force reached $185 billion, up 21% from a year earlier.
     Bruce C. Gottwald, Jr., chairman and chief executive officer of First Colony Corporation, said, "We are pleased with the first quarter's record operating earnings continuing last year's return to double digit growth, and the strong increase in life insurance and immediate annuity sales in today's competitive market."
     First Colony Corporation is a Richmond, Virginia-based holding company which owns First Colony Life Insurance Company and its wholly owned subsidiary, American Mayflower Life
Insurance Company of New York.


For information contact:

     Media Relations:                 Investor Relations:

     Frank G. Land                    April A. Keesee

     (804) 948-5293                   (804) 948-5709



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                    FIRST COLONY CORPORATION
                      Financial Highlights
                  (000's except per share data)


Three Months Ended March 31,                     1996        1995    %Change
  Income:
    Pre-tax operating income (a)              $ 50,159      $39,566      27%
    After-tax operating income                  32,431       25,706      26
    Net realized investment gains (losses) (b)   6,492        7,229     (10)
    Net income                                  38,923       32,935      18

  Per Share:
    After-tax operating income (c)               $0.64        $0.51      25%
    Net realized investment gains (losses)        0.13         0.14      (7)
    Net income (c)                                0.77         0.65      18

  Sales and Other Selected Data

    Life insurance sales by face amount   $ 12,135,344  $10,716,834      13%

    Premium sales:
      Life insurance                            35,788       33,714       6
      Single premium immediate annuities       143,817      135,092       6
      Accumulation products                     11,959       66,045     (82)


Other Data:                                   3/31/96     12/31/95    %Change

    Assets (including FASB 115)            $10,717,983  $10,720,609       0%
    Assets (excluding FASB 115)             10,634,607  $10,400,166       2

    Shareholders' equity per common share
         (including FASB 115)                    25.81        28.44      (9)

    Shareholders' equity per common share
         (excluding FASB 115)                    24.71        24.22       2

    Life insurance in force (in billions)        185.2        176.9       5

    Average shares outstanding                  49,372       49,377



(a) Excludes pretax realized investment gains of $10.3 million for the quarter ended March 31, 1996, versus $11.5 million in 1995; and the effect of related amortization of $0.3 million for both periods.

(b)  After income taxes, net of the effect of related amortization.

(c) Reflects dividends on preferred stock of $888, or $0.02 per share for the quarter ended March 31, 1996, versus $749, or $0.02 per share a year ago.

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